2929 Seventh Street, Suite 100
Berkeley, CA 94710
Contact
Deborah A. Smeltzer
VP Operations & Chief Financial Officer
Phone: (510) 665-7222
Email: dsmeltzer@dynavax.com
DYNAVAX ANNOUNCES FOURTH QUARTER AND YEAR-END 2007 FINANCIAL
RESULTS AND PROVIDES 2008 FINANCIAL OUTLOOK
Revenues Increase for Quarter and Year-End, Per Share Net Loss Narrows
BERKELEY, Calif. - February 19, 2008 - Dynavax Technologies Corporation (Nasdaq: DVAX) today reported financial results for the fourth quarter and year ended December 31, 2007.
As of December 31, 2007, Dynavax reported cash, cash equivalents, marketable securities and investments held by Symphony Dynamo, Inc. (SDI) totaling $88.2 million. This compares to $86.2 million at December 31, 2006.
For the fourth quarter 2007, total revenues were $9.3 million, compared to $2.4 million reported for the fourth quarter in 2006. Total revenues were $14.1 million for the year ended December 31, 2007, compared to total revenues of $4.8 million reported last year. The significant increase in revenues for the final quarter and the year reflects research and development funding for the TLR9-based hepatitis B vaccine and asthma programs provided to Dynavax from two collaborative pharma partners, Merck and AstraZeneca. Additionally, revenues include an increase in NIH grant revenue primarily for the Dynavax universal flu program. The reported revenues do not include collaboration funding from Symphony Dynamo Inc. (SDI) for cancer and HCV clinical activities. On a pro forma basis, including the collaboration funding from SDI, revenues were $11.4 million for the fourth quarter 2007, compared to $6.9 million for the fourth quarter 2006; and revenues were $24.7 million for the year ended December 31, 2007, compared to $14.5 million for the same period in 2006.
For the fourth quarter 2007, total operating expenses were $23.3 million compared to $24.4 million for the fourth quarter 2006. For the year ended December 31, 2007, total operating expenses were $85.2 million compared to $69.8 million for the same period in 2006. The increase in operating expenses for the year resulted primarily from: increased clinical development and licensing activities related to the Company’s product candidate HEPLISAV™ that was licensed to Merck in the fourth quarter of 2007; overall organizational growth including the operations of Dynavax Europe; and reimbursable expenses related to SDI programs. The 2007 operating expenses included a one-time $5 million patent license payment for the commercialization of HEPLISAV, and non-cash charges for stock-based compensation and amortization of intangible assets. Excluding
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Dynavax 4Q 2007 Results
February 19, 2008

one-time and non-cash charges, pro forma operating expenses were $22.0 million for the fourth quarter 2007 compared to $23.3 million for the fourth quarter 2006; and pro forma operating expenses were $75.7 million for the year ended December 31, 2007, compared to $61.7 million for the same period in 2006.
The tables included as part of this press release provide a reconciliation of GAAP revenues and operating expenses to pro forma revenues and operating expenses.
The net loss of $12.1 million, or $0.30 per share, reported for the fourth quarter 2007 was less than the net loss of $16.5 million, or $0.44 per share, for the same period in 2006. For the fourth quarter, the improvement in net loss reflected the increase in revenues, in particular, revenue associated with the signing of the Merck collaboration. Net loss for the year ended December 31, 2007 was $60.0 million, or $1.51 per share, compared to a net loss of $52.1 million, or $1.61 per share, for the same period in 2006. The year’s wider net loss was due primarily to increased clinical development expenditures and overall organizational growth, offset somewhat by the significant increase in collaboration revenue. The increase in shares used to compute net loss per share resulted from the Company’s equity financing activities completed in the fourth quarter 2006.
“Dynavax’s TLR9-based products significantly advanced in 2007, highlighted by an important new worldwide research and development collaboration with Merck for HEPLISAV, the enhanced HBV vaccine now in Phase 3, and a restart of the TOLAMBA™ clinical program, both in the fourth quarter. Despite increased total operating expenses, we ended the year with an estimated two years of cash. Importantly, the HEPLISAV collaboration provided a $31.5 million upfront fee, reimbursement of late-stage development expenses and significant potential milestones. With TOLAMBA financed by Deerfield Management, we have funding for a trial that should provide threshold data for advancing the ragweed program to pivotal studies. Going forward, we expect to identify appropriate financing strategies for several of our TLR9-based internal programs, as well as an appropriate commercialization strategy for TOLAMBA,” said Dino Dina, MD, president and chief executive officer.
2008 Financial Outlook
The following statements are forward-looking and are based on current expectations. Actual results may differ materially. These statements do not include the potential impact of any equity offerings, new business collaborations, or other transactions that may be closed or entered into after February 19, 2008.
The Company’s consolidated cash, cash equivalents, marketable securities and investments held by SDI, or total cash, is projected to be in the range of $40 to $44 million at the end of 2008.
Total pro forma revenues for 2008 are expected to be in the range of $42 to $46 million.
Total pro forma operating expenses for 2008 are expected to be in the range of $80 to $88 million.
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Dynavax 4Q 2007 Results
February 19, 2008

Dynavax Webcast and Conference Call
Dynavax will webcast its conference call today at 4:15 p.m. ET (1:15 p.m. PT) to discuss its 4Q and Year-End 2007 Financial Results and 2008 Outlook. The live webcast can be accessed by visiting the Investors/Events section of the Company’s website at www.dynavax.com or by linking directly to http://investors.dynavax.com/events.cfm. A replay of the webcast will be available on the Dynavax web site approximately two hours after the call is completed and will be archived for two weeks on the Investor/Events page of the Dynavax website.
About Dynavax
Dynavax Technologies Corporation discovers, develops, and intends to commercialize innovative TLR9 agonist-based products to treat and prevent infectious diseases, allergies, cancer, and chronic inflammatory diseases using versatile, proprietary approaches that alter immune system responses in highly specific ways. Our TLR9 agonists are based on immunostimulatory sequences, or ISS, which are short DNA sequences that enhance the ability of the immune system to fight disease and control chronic inflammation. Our product candidates include: HEPLISAV, a hepatitis B vaccine in Phase 3 partnered with Merck & Co., Inc.; TOLAMBA, a ragweed allergy immunotherapy in Phase 2; a therapy for metastatic colorectal cancer in Phase 1; and a therapy for hepatitis B in Phase 1. Our preclinical asthma and COPD program is partnered with AstraZeneca. The NIH partially funds our preclinical work on a vaccine for influenza. SDI funds our colorectal cancer and hepatitis C therapeutic programs, and Deerfield Management has committed funding for our allergy programs. While Deerfield, NIH and SDI provide program support, Dynavax has retained rights to seek strategic partners for future development and commercialization. For more information, please visit http://www.dynavax.com.
This press release contains forward-looking statements that are subject to a number of risks and uncertainties, including statements about our projected cash position and operating results. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including: achievement of our Merck agreement collaboration objectives and milestones and regulatory approvals under our third party funding arrangements; continuation of our third party collaboration and funding arrangements; difficulties or delays in research and development; initiation and completion of clinical trials; the results of clinical trials and the impact of those results on the initiation and completion of subsequent trials and issues arising in the regulatory process; the scope and validity of patent protection and the possibility of claims against us based on the patent rights of others; our ability to obtain additional financing to support our operations; and other risks detailed in the “Risk Factors” section of our Quarterly Report on Form 10-Q. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.
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Dynavax 4Q 2007 Results
February 19, 2008

DYNAVAX TECHNOLOGIES CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenues:
Collaboration revenue	$7,097	$1,391	$9,315	$1,557
Grant revenue	1,198	222	3,046	1,549
Service and license revenue	1,000	825	1,732	1,741

Total revenues	9,295	2,438	14,093	4,847

Operating expenses:
Research and development (2)	18,183	19,981	65,888	50,116
General and administrative (3)	4,879	4,197	18,293	14,836
Acquired in-process research and development	—	—	—	4,180
Amortization of intangible assets	250	251	1,004	698

Total operating expenses (1)	23,312	24,429	85,185	69,830

Loss from operations	(14,017)	(21,991)	(71,092)	(64,983)

Interest and other income, net	1,571	1,125	4,165	3,287
Interest expense	(1,631)	(30)	(1,719)	(99)

Loss including noncontrolling interest in Symphony Dynamo, Inc.	(14,077)	(20,896)	(68,646)	(61,795)

Amount attributed to noncontrolling interest in Symphony Dynamo, Inc.	2,001	4,441	8,675	9,743

Net loss	$(12,076)	$(16,455)	$(59,971)	$(52,052)

Basic and diluted net loss per share.	$(0.30)	$(0.44)	$(1.51)	$(1.61)

Shares used to compute basic and diluted net loss per share	39,765	37,645	39,746	32,339

(1)	Total operating expenses excluding non-cash stock-based compensation charges were $22.3 million and $81.7 million for the fourth quarter and year ended December 31, 2007, respectively. Total operating expenses excluding non-cash stock-based compensation charges were $23.5 million and $66.5 million for the fourth quarter and year ended December 31, 2006, respectively.

(2)	Research and development expenses included non-cash stock-based compensation charges of $0.3 million and $1.1 million for the fourth quarters and years ended December 31, 2007 and 2006, respectively.

(3)	General and administrative expenses included non-cash stock-based compensation charges of $0.7 million and $2.4 million for the fourth quarter and year ended December 31, 2007, respectively. General and administrative expenses included non-cash stock-based compensation charges of $0.6 million and $2.2 million for the fourth quarter and year ended December 31, 2006, respectively.
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Dynavax 4Q 2007 Results
February 19, 2008

DYNAVAX TECHNOLOGIES CORPORATION
RECONCILIATION OF GAAP REVENUES TO PRO FORMA REVENUES
(In thousands)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
GAAP revenues	$9,295	$2,438	$14,093	$4,847

ADD:
Collaboration funding incurred under SDI programs	2,115	4,414	10,602	9,702

Pro forma revenues (1)	$11,410	$6,852	$24,695	$14,549

(1)	These pro forma amounts are intended to illustrate the Company’s revenues to be inclusive of collaboration funding provided for the SDI programs. The collaboration funding is reflected in the amount attributed to the noncontrolling interest in SDI in the Company’s consolidated statement of operations, but would have been reported as revenue if SDI’s results of operations were not consolidated with those of the company. Management of the company believes the pro forma results are a more useful measure of the Company’s revenues because it provides investors the ability to evaluate the Company’s operations in the manner that management uses to assess the continued progress of programs funded under the SDI arrangement. These pro forma results are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from pro forma measures used by other companies.
DYNAVAX TECHNOLOGIES CORPORATION
RECONCILIATION OF GAAP OPERATING EXPENSES TO PRO FORMA OPERATING EXPENSES
(In thousands)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
GAAP operating expenses	$23,312	$24,429	$85,185	$69,830
LESS:
Licensing fee	—	—	5,000	—
Stock-based compensation expense	1,050	917	3,531	3,283
Acquired in-process research and development	—	—	—	4,180
Amortization of intangible assets	250	251	1,004	698

Pro forma operating expenses (2)	$22,012	$23,261	$75,650	$61,669

(2)	These pro forma amounts are intended to illustrate the Company’s operating expenses excluding certain one-time and non-cash charges in accordance with the financials that management uses to evaluate the Company’s operations. These pro forma results are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from pro forma measures used by other companies.
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Dynavax 4Q 2007 Results
February 19, 2008

DYNAVAX TECHNOLOGIES CORPORATION
SELECTED BALANCE SHEET DATA
(In thousands)

	December 31,	December 31,
	2007	2006
	(unaudited)
Assets
Cash and cash equivalents and marketable securities (1)	$88,248	$86,194
Property and equipment, net	7,314	5,200
Goodwill	2,312	2,312
Other intangible assets, net	3,239	4,382
Other assets	19,336	4,802

Total assets	$120,449	$102,890

Liabilities, noncontrolling interest and stockholders’ equity
Current liabilities	$19,904	$13,701
Noncurrent portion of deferred revenue	40,792	10,000
Liability from Program Option exercised under the SDI collaboration	15,000	—
Other long-term liabilities	5,622	117
Noncontrolling interest in Symphony Dynamo, Inc.	8,341	2,016
Stockholders’ equity	30,790	77,056

Total liabilities, noncontrolling interest and stockholders’ equity	$120,449	$102,890

(1)	These amounts also include investments held by Symphony Dynamo, Inc. of $31.6 million and $13.4 million as of December 31, 2007 and 2006, respectively.
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